Exhibit 10.1

THIRD AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This Third Amendment to Lease (the “Amendment”) dated May 21, 2015, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company (“Landlord”), and LOCAL CORPORATION, a Delaware corporation, formerly known as Local.Com Corporation, Delaware corporation (“Tenant”).

II.	RECITALS.

On March 18, 2005, Landlord and Tenant entered into a lease for space in a building located at 1G Technology Drive, Irvine, California (“Original Premises”), which lease was amended by a First Amendment to Lease dated April 21, 2010 (“First Amendment”), wherein Tenant terminated its leasing of the Original Premises in exchange for approximately 34,612 rentable square feet of space in a building located at 7555 Irvine Center Drive, Irvine, California (“7555 Irvine Center Drive Premises”), and by a Second Amendment to Lease dated April 21, 2010 (“Second Amendment”). The foregoing lease, as so amended, is hereinafter referred to as the “Lease”.

Landlord and Tenant each desire to modify the Lease to terminate Tenant’s leasing of the 7555 Irvine Center Drive Premises in exchange for Tenant’s leasing of approximately 16,209 rentable square feet of space in a building located at 7525 Irvine Center Drive, Irvine, California, more particularly described on EXHIBIT A attached to this Amendment and herein referred to as the “7525 Irvine Center Drive Premises”, to adjust the Basic Rent and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A. Premises/Building. Effective as of the “Commencement Date for the 7525 Irvine Center Drive Premises” (as hereinafter defined), the “Premises” under the Lease shall consist of the 7525 Irvine Center Drive Premises, and all references to the “Building” in the Lease shall be amended to refer to the building located at 7525 Irvine Center Drive, Irvine, California.

B. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1. Effective as of the Commencement Date for the 7525 Irvine Center Drive Premises, Item 1 shall be deleted in its entirety and substituted therefore shall be the following:

“1. Premises: Suite No. 200 (the Premises are more particularly described in Section 2.1).

Address of Building: 7525 Irvine Center Drive, Irvine, California

2. Item 4 is hereby amended by adding the following:

“Commencement Date for the 7525 Irvine Center Drive Premises: July 1, 2015”

3. Item 5 is hereby deleted in its entirety and substituted therefore shall be the following:

“5. Lease Term: The Term of this Lease shall expire at midnight on June 30, 2018”

4. Item 6 is hereby amended by adding the following:

“Commencing on the Commencement Date for the 7525 Irvine Center Drive Premises, the Basic Rent for the 7525 Irvine Center Drive Premises shall be Twenty Four Thousand Nine Hundred Sixty-Two Dollars ($24,962.00) per month, based on $1.54 per rentable square foot.

Commencing twelve (12) months following the Commencement Date for the 7525 Irvine Center Drive Premises, the Basic Rent for the 7525 Irvine Center Drive Premises shall be Twenty Six Thousand Ninety-Six Dollars ($26,096.00) per month, based on $1.61 per rentable square foot.

Commencing twenty-four (24) months following the Commencement Date for the 7525 Irvine Center Drive Premises, the Basic Rent for the 7525 Irvine Center Drive Premises shall be Twenty Seven Thousand Two Hundred Thirty-One Dollars ($27,231.00) per month, based on $1.68 per rentable square foot.”

5. Effective as of the Commencement Date for the 7525 Irvine Center Drive Premises, Item 8 shall be deleted in its entirety and substituted therefore shall be the following:

“8. Floor Area of Premises: Approximately 16,209 rentable square feet”

6. Item 9 is hereby deleted in its entirety and substituted therefore shall be the following:

“9. Security Deposit: $59,908.00”

8. Effective as of the Commencement Date for the 7525 Irvine Center Drive Premises, Item 14 shall be deleted in its entirety and substituted therefor shall be the following:

“14. Vehicle Parking Spaces: Sixty (60)”

C. Right to Extend the Lease. The provisions of Section 3.3 of the Lease entitled “Right to Extend this Lease”, as amended by Section III.D of the First Amendment, shall be deleted in their entirety and substituted therefor shall be the following:

“SECTION 3.3. RIGHT TO EXTEND THIS LEASE. Provided that no Event of Default has occurred under any provision of this Lease, either at the time of exercise of the extension right granted herein or at the time of the commencement of such extension, and provided further that Tenant is occupying the entire Premises and has not assigned or sublet any of its interest in this Lease, then Tenant may extend the Term of this Lease for 1 extension period of 36 months. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than 9 months or more than 12 months prior to the Expiration Date of the Term, Tenant’s irrevocable written notice of its commitment to extend (the “Commitment Notice”). The Basic Rent payable under the Lease during any extension of the Term shall be determined as provided in the following provisions.

If Landlord and Tenant have not by then been able to agree upon the Basic Rent for the extension of the Term, then not less than 90 days or more than 120 days prior to the Expiration Date of the Term, Landlord shall notify Tenant in writing of the Basic Rent that would reflect the prevailing market rental rate for a 36-month renewal of comparable space in the Project (together with any increases thereof during the extension period) as of the commencement of the extension period (“Landlord’s Determination”). Should Tenant disagree with the Landlord’s Determination, then Tenant shall, not later than 20 days thereafter, notify Landlord in writing of Tenant’s determination of those rental terms (“Tenant’s Determination”). Within 10 days following delivery of the Tenant’s Determination, the parties shall attempt to agree on an appraiser to determine the fair market rental. If the parties are unable to agree in that time, then each party shall designate an appraiser within 10 days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the fair market rental. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the fair market rental for the Premises. Any appraiser designated hereunder shall have an MAI certification with not less than 5 years experience in the valuation of commercial industrial buildings in the vicinity of the Project.

Within 30 days following the selection of the appraiser and such appraiser’s receipt of the Landlord’s Determination and the Tenant’s Determination, the appraiser shall determine whether the rental rate determined by Landlord or by Tenant more accurately reflects the fair market rental rate for the 36-month renewal of the Lease for the Premises, as reasonably extrapolated to the commencement of the extension period. Accordingly, either the Landlord’s Determination or the Tenant’s Determination shall be selected by the appraiser as the fair market rental rate for the extension period. In making such determination, the appraiser shall consider rental comparables for the Project (provided that if there are an insufficient number of comparables within the Project, the appraiser shall consider rental comparables for similarly improved space owned by Landlord in the vicinity of the Project with appropriate adjustment for location and quality of project), but the appraiser shall not attribute any factor for brokerage commissions in making its determination of the fair market rental rate. At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed fair market rental. The fees of the appraiser(s) shall be borne entirely by the party whose determination of the fair market rental rate was not accepted by the appraiser.

Within 20 days after the determination of the fair market rental, Landlord shall prepare an appropriate amendment to this Lease for the extension period, and Tenant shall execute and return same to Landlord within 10 days after Tenant’s receipt of same. Should the fair market rental not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

If Tenant fails to timely exercise the extension right granted herein within the time period expressly set forth for exercise by Tenant in the initial paragraph of this Section, Tenant’s right to extend the Term shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without any extension and without any liability to Landlord. Tenant’s rights under this Section shall belong solely to Local Corporation, a Delaware corporation, and any attempted assignment or transfer of such rights shall be void and of no force and effect. Tenant shall have no other right to extend the Term beyond the single 36-month extension period created by this Section. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this Section.”

D. Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of Thirteen Thousand Four Hundred and Fifty-Nine Dollars ($13,459.00) to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section III.B of the Second Amendment.

E. Signage.

(i) Effective as of the Commencement Date for the 7525 Irvine Center Drive Premises, the first two sentences of Section 5.2 of the Lease, as amended by Section III.F of the First Amendment, shall be deleted in their entirety and substituted therefor shall be the following:

“Provided Tenant continues to occupy the entire Premises, Tenant shall have the non-exclusive right to one (1) exterior “eyebrow” sign on the Building for Tenant’s name and graphics in a location designated by Landlord, subject to Landlord’s right of prior approval that such exterior signage is in compliance with the Signage Criteria (defined below). Except as provided in the foregoing, and except for Landlord’s standard suite signage identifying Tenant’s name and/or logo and installed at a location designated by Landlord, Tenant shall have no right to maintain signs in any location in, on or about the Premises, the Building or the Project and shall not place or erect any signs that are visible from the exterior of the Building.”

(ii) Effective as of the Commencement Date for the 7525 Irvine Center Drive Premises, Section 5.2 of the Lease, as amended by Section III.F of the First Amendment, is further amended by added the following sentences:

“Tenant’s exterior signage rights under this Section 5.2 belong solely to Local Corporation, and any attempted assignment or transfer of such rights shall be void and of no force and effect. Should Tenant fail to have the exterior signage installed on or before December 31, 2015, then Tenant’s right to install same thereafter shall be deemed null and void.”

F. HVAC.

(i) Effective as of the Commencement Date for the 7525 Irvine Center Drive Premises, the fifth (5th) sentence of Section 6.1 of the Lease, as amended by Section III.G of the First Amendment, shall be deleted in its entirety and substituted therefor shall be the following:

““After hours” shall mean usage of said unit(s) before 6:00 A.M. or after 6:00 P.M. on Mondays through Fridays, before 9:00 A.M. or after 1:00 P.M. on Saturdays with Tenant’s request, and all day on Sundays and nationally-recognized holidays, subject to reasonable adjustment of said hours by Landlord.”

(ii) Tenant understands and agrees the existing supplemental HVAC units (the “Supplemental HVAC Units”) servicing the Premises are hereby leased to Tenant in an “as-is” condition, without warranty of any kind, and without any further obligation on Landlord’s part whatsoever. Tenant shall be responsible, at its sole cost and expense, for the maintenance, repair, relocation and replacement of the Supplemental HVAC Units during the Term of this Lease.

G. Brokers. Article XVIII of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Realty Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Colliers International (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

H. Acceptance of the 7525 Irvine Center Drive Premises. Tenant acknowledges that the lease of the 7525 Irvine Center Drive Premises pursuant to this Amendment shall be subject to the acknowledgements set forth in Section 2.2 of the Lease, and shall be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever, except Landlord shall (i) touch-up paint the painted wall surfaces in the 7525 Irvine Center Drive Premises, and (ii) shampoo the carpet in the 7525 Irvine Center Drive Premises.

I. Contingency. Tenant understands and agrees that the effectiveness of this Amendment is contingent upon the mutual execution of a lease surrender and termination agreement for the 7525 Irvine Center Drive Premises between Landlord and HGST, Inc., the current tenant in possession of the 7525 Irvine Center Drive Premises.

IV.	GENERAL.

A. Effect of Amendments. The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E. Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F. Certified Access Specialist. As of the date of this Amendment, there has been no inspection of the Building and Project by a Certified Access Specialist as referenced in Section 1938 of the California Civil Code.

V.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

Landlord:		Tenant:

THE IRVINE COMPANY LLC,		LOCAL CORPORATION,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Steven M. Case	By:	/s/ Ken Cragun
	Steven M. Case		Ken Cragun
	EVP		CFO

By:	/s/ Michael T. Bennett	By:	/s/ Fred Thiel
	Michael T. Bennett		Fred Thiel
	Senior Vice President, Operations		CEO

EXHIBIT A

7525 Irvine Center Drive

Suite 200